RiceBran Technologies

25420 Kuykendahl Rd., Suite B300

Tomball, TX 77375

(281) 675-2421

July 25, 2022

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Manufacturing

100 F. Street, NE

Washington, DC 20549

Attention: Bradley Ecker

Re:         Request for Acceleration of Effectiveness of Registration Statement on Form S-3 (File No. 333-266194) of RiceBran Technologies (the “Registrant”) filed July 18, 2022

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the Registrant hereby requests that the effective time of the above-referenced Registration Statement on Form S-3 be accelerated to 4:00 p.m., Eastern Time, on Wednesday, July 27, 2022, or as soon thereafter as is practicable.

If you need additional information, please contact Lawrence Elbaum of Vinson & Elkins L.L.P., the Registrant’s outside counsel, at (212) 237-0084.

Very truly yours, RiceBran Technologies

By:	/s/ Todd Mitchell
Name:	Todd Mitchell
Title:	Chief Financial and Operating Officer